As filed with the Securities and Exchange Commission on May 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TETRA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2148293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
24955 Interstate 45 North The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

TETRA Technologies, Inc.
2018  Non-Employee Director Equity Incentive Plan
(Full title of the plan)

Bass C. Wallace, Jr.

Senior Vice President and General Counsel

24955 Interstate 45 North

The Woodlands, Texas 77380

(281) 367-1983

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	335,000 shares	$4.01	$1,343,350	$167.25
(1)

This Registration Statement (as defined below) registers 335,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of TETRA Technologies, Inc., a Delaware corporation (the “Company” or “Registrant”) for issuance pursuant to the TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan, as may be amended from time to time (the “Director Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Director Plan as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the shares of Common Stock as reported on The New York Stock Exchange on April 30, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants in the Director Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428(b)(2) of the Securities Act, the Company has not filed such documents with the Securities and Exchange Commission (the “SEC”), but such documents, along with the documents incorporated by reference into this Form S-8 registration statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company incorporates by reference the documents or portions of documents listed below that were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” and not “filed” (pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other applicable SEC rules):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by the Company with the SEC on March 5, 2018;
(b)	the Company’s Definitive Proxy Statement on Schedule 14A filed on March 22, 2018, to the extent specifically incorporated by reference in the Company’s Annual Report on Form 10-K;
(c)

the Company’s Current Reports on Form 8-K filed on February 13, 2018, February 14, 2018, February 28, 2018 (SEC Accession Number 0001564590-18-003832), March 1, 2018, March 1, 2018 and March 2, 2018; and

(d)

the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on October 7, 1997, including any amendments and reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other applicable SEC rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Company’s restated certificate of incorporation, as amended, provides for indemnification of the Company's directors and officers to the full extent permitted by applicable law. The Company’s amended and restated bylaws also provide that its directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“Section 102(b)(7)”) provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with the Section 102(b)(7), the Company’s restated certificate of incorporation, as amended, contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to limitations of Section 102(b)(7).

The Company has also entered into indemnification agreements with all of its directors and elected officers. The indemnification agreements provide that the Company will indemnify these officers and directors to the fullest extent permitted by its restated certificate of incorporation, as amended, amended and restated bylaws and applicable law. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

The Company maintains insurance policies that provide coverages to its directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits

Exhibit Number	Description
+4.1

Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 22, 2016 (SEC File No. 333-215283)).

+4.2

Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 filed on August 9, 2017 (SEC File No. 001-13455)).

+4.3	Amended and Restated Bylaws of TETRA Technologies, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on May 4, 2006 (SEC File No. 333-133790)).
+4.4	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration on Form S-1 filed on February 23, 1990 (SEC File No. 33-33586)).
*4.5	TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan.
*4.6	Form of TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan Restricted Stock Award Agreement.
*5.1	Opinion of Haynes and Boone, LLP.
*23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (included on signature page).
+ Incorporated by reference. * Filed herewith.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 4, 2018.

TETRA TECHNOLOGIES, INC.

By:	/s/ Bass C. Wallace, Jr.
Bass C. Wallace, Jr. Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Stuart M. Brightman, Brady M. Murphy, and Bass C. Wallace, Jr., and each of them severally, his lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name and Signature	Title	Date

/s/ Stuart M. Brightman	Chief Executive Officer and Director	May 4, 2018
Stuart M. Brightman	(Principal Executive Officer)

/s/Elijio V. Serrano	Senior Vice President and Chief Financial Officer	May 4, 2018
Elijio V. Serrano	(Principal Financial Officer)

/s/ Ben C. Chambers	Vice President – Accounting	May 4, 2018
Ben C. Chambers	(Principal Accounting Officer)

/s/ William D. Sullivan	Chairman of the Board of Directors and Director	May 4, 2018
William D. Sullivan

/s/ Mark E. Baldwin	Director	May 4, 2018
Mark E. Baldwin

/s/ Thomas R. Bates, Jr.	Director	May 4, 2018
Thomas R. Bates, Jr.

/s/ Paul D. Coombs	Director	May 4, 2018
Paul D. Coombs

/s/ John F. Glick	Director	May 4, 2018
John F. Glick

/s/ Joseph C. Winkler, III	Director	May 4, 2018
Joseph C. Winkler, III